                                                                   EXHIBIT 10.31


                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE


     AGREEMENT made as of the 4th day of December, 1996, by and between ImmuLogic Pharmaceutical Corporation (the "Company") and Robert J. Gerety (the "Employee").

     WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follow:

     1. Termination Date. The Employee's Termination Date will be December 4, 1996, the date upon which the Employee submitted and the Company accepted, the Employee's letter of resignation as an officer and employee of the Company. A copy of the aforementioned letter of resignation is attached hereto as Exhibit A.

     2.   Monetary Consideration

          2.1 Severance Payments. The Company agrees to continue payment of the Employee's base salary for a period of up to eight months beginning December 4, 1996 (the period during which such payments continue, as provided in the following sentence, being referred to as the "Payment Period"). These payments shall be discontinued at such time as the Employee obtains other comparable employment, whether working for another company or self-employed. The Employee shall notify the Company upon obtaining other employment and provide or cause to be provided such information about his new employment as the Company may reasonably request.

          2.2 Benefits. During the Payment Period, the Company will continue to provide to the Employee the full benefits package which he was receiving from the Company at the time he resigned his employment or its equivalent, said benefits to include payment by the company of a life insurance premium due to be paid in May, 1997. These benefits shall also be discontinued at such time as the Employee obtains other comparable employment, whether working for another company or self-employed.

          2.3 Amendment of Stock Option Agreement. The Employee currently holds the following five stock options: (a) a Stock Option to purchase 120,000 shares of Common Stock of the company (the "First Option") pursuant to a combined Incentive and Non-Qualified Stock Option Agreement dated 9/27/93 (the "First Option Agreement"); (b) a Stock Option to purchase 30,000 shares of Common Stock of the Company (the "Second Option") pursuant to a Non-Qualified Stock Option Agreement dated 9/27/93 (the "Second Option Agreement"); (c) a Stock Option to purchase 150,000 shares of Common Stock of the Company (the "Third Option") pursuant to a combined Incentive and Non-Qualified Stock Option Agreement dated 7/14/94 (the "Fourth Option Agreement"); and (e) a Stock Option to purchase 150,000 shares of Common Stock of the Company (the "Fifth Option") pursuant to a combined Incentive and Non-Qualified Stock Option Agreement dated 1/2/95 (the "Fifth Option Agreement"). The Company and the Employee agree as follows:

     (i) Notwithstanding the exercise provisions of the First Option Agreement, the right of exercise with respect to those shares of Common Stock subject to the First Option vested as of December 4, 1996, is hereby extended from March 4, 1997 to August 4, 1997 (provided that those options not exercised within 90 days of the Termination Date shall not constitute an Incentive Stock Option). The provisions of this paragraph 2.3(I) shall constitute a written amendment to the First Option Agreement in accordance with the provisions of paragraph 14(a) of said First Option Agreement;

     (ii) Notwithstanding the exercise provisions of the Second Option Agreement, the right of exercise with respect to those shares of Common Stock subject to the Second Option vested as of December 4, 1996, is hereby extended from March 4, 1997 to August 4, 1997 (provided that those options not exercised within 90 days of the Termination Date shall not constitute a written amendment to the Second Option Agreement in accordance with the provisions of paragraph 14(a) of said Second Option Agreement;

    (iii) Notwithstanding the exercise provisions of the Third Option Agreement, the right of exercise with respect to those shares of Common Stock subject to the Third Option vested as of December 4, 1996, is hereby extended from March 4, 1997 to August 4, 1997 (provided that those options not exercised within 90 days of the Termination Date shall not constitute an Incentive Stock Option). The provisions of this paragraph 2.3(iii) shall constitute a written amendment to the Third Option Agreement in accordance with the provisions of paragraph 14(a) of said Third Option Agreement;

     (iv) Notwithstanding the exercise provisions of the Fourth Option Agreement, the right of exercise with respect to those shares of Common Stock subject to the Fourth Option vested as of December 4, 1996, is hereby extended from March 4, 1997 to August 4, 1997 (provided that those options not exercised within 90 days of the Termination Date shall not constitute an Incentive Stock Option). The provisions of this paragraph 2.3(iv) shall constitute a written amendment to the Fourth Option Agreement in accordance with the provisions of paragraph 14(a) of said Fourth Option Agreement;

     (v) Notwithstanding the exercise provisions of the Fifth Option Agreement, the right of exercise with respect to those shares of Common Stock subject to the Fifth Option vested as of December 4, 1996. is hereby extended from March 4, 1997 to August 4, 1997 (provided that those options not exercised within 90 days of the Termination Date shall not constitute an Incentive Stock Option). The provisions of this paragraph 2.3(v) shall constitute a written amendment to the Fifth Option Agreement in accordance with the provisions of paragraph 14(a) of said Fifth Option Agreement;

         In addition, the Company and the Employee agree that the total number of shares of Common Stock that have vested as of December 4, 1996 and are exercisable pursuant to the Option described above is as set forth on Exhibit B which is attached hereto.

     3.   Release.

          3.1 Employee's Release. The Employee hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckoning, covenants, contracts, agreements, promises, doing, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees arising out of his employment or the termination of his employment, including all employment discrimination claims under Title VII of the Civil Rights Act , the Age Discrimination in Employment Act, 29 U.S.C. Section 200e et seq., or the Massachusetts Civil Rights Act, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., M.G.L. c. 151B, Section 1 et seq., the Americans With Disabilities Act, 29 U.S.C. Section 706 et seq., and the National Labor Relations Act 29 U.S.C. Section 151 et seq.,; claims arising under the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq., and the Family and Medical Leave Act, 29 U.S.C. Section 2602 et seq.; wrongful discharge claims, employment-related breach of contract claims and all other employment-related statutory or common law claims and damages provided, however, that nothing in this provision or in the Agreement shall be construed as in any way barring claims for alleged breaches of this Agreement and provided further that the Employee still retains such right to indemnification as described in paragraph 10 below.

         The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Employee may revoke this

Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

          3.2 The Company's Release. The Company, for itself, its officers, directors, stockholders, corporate affiliates, agents, employees, legal representatives, successors and assigns, does hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Employee and his heirs, successors and assigns from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind and nature whatsoever, at law, in equity or otherwise, which it or they ever had or now has against the Employee arising out of his employment or the termination of his employment with the Company. This Release shall not effect whatever indemnification rights the Employee may have under the Company's By-laws or Charter or by operation of law.

     4. Nature of Agreement. The Company and the Employee each represent and warrant that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of either the Company or the Employee.

     5. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     6. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provisions shall be deemed not to be a part of this Agreement.

     7. Confidentiality. The Employee and the Company understand and agree that the terms and contents of this Agreement, the content of the negotiations and discussions resulting in this Agreement, and the matters related to the Employee's resignation shall all be maintained as confidential by both parties, their agents and representatives, and that none of the above shall be disclosed, except to the extent determined by either of the parties in the sole judgment of each that such disclosure would be necessary to further a specific and legitimate business interest of the Company or a specific and legitimate business or professional interest of the Employee, or as may be required by federal or state law or as otherwise agreed to in writing by the authorized agent of each part. Notwithstanding the foregoing, the terms and contents of this Settlement Agreement may be disclosed to the Employee's immediate family members, attorneys, and tax advisors and accountants. The parties represent and warrant that, from December 4, 1994, until the date of execution of this Agreement they (and each of them) have not disclosed the matters set forth herein to anyone except as permitted above. Nothing in this provision shall be construed as relieving either the Company or the Employee of their respective obligations under paragraph 9 below nor as preventing the parties from complying with compulsory legal process, making such disclosures as are necessary to obtain legal advice and making disclosures which by law cannot be prohibited.

     8. Indemnification. The Company will continue indemnification of the Employee to the extent that he is entitled to such indemnification as provided in the Company's By-laws and Charter or under statutory or common law.

     9. Non-disparagement. The Employee agrees not to make any disparaging statements to any other person concerning the Company, its officers, directors, employees or agents, nor engage in conduct intended to be detrimental to the interest of the Company, its officers, directors, employees or agents, provided, however, that the Employee may make such disclosures as set forth in paragraph 7 above. The Company agrees that it will not make any disparaging statements to any other person concerning the Employee nor engage in conduct intended to be detrimental to the interests of the Employee, provided, however, that the Company may make such disclosures as set forth in paragraph 7 above.

     10. Entire Agreement. This Agreement and the exhibits hereto contain and constitute the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous and oral and written negotiations, agreements, commitments, and writings in connection therewith.

     11. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     12. Voluntary Assent. The Employee affirms that no other promises or agreement of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assets to all of the terms and conditions hereof, and signs his name of his own free act.

     13. Execution. This Settlement Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.


IMMULOGIC PHARMACEUTICAL CORPORATION

By:  _____________________________

/s/ Robert J. Gerety
-----------------------
    Robert J. Gerety

                                December 4, 1996



To Board of Directors:

         I hereby resign as the President and Chief Operating Officer and as a Director of ImmuLogic Pharmaceutical Corporation ("ImmuLogic"), and from any other office with ImmuLogic and/or any of its subsidiaries that I may hold, effective immediately.


                                       /s/  Robert J. Gerety
                                       ---------------------------
                                            Robert J. Gerety